Exhibit 10.4

             Transcolorado Gas Transmission Company
                      Partnership Agreement

     This Agreement, Effective on the 1st day of July, 1997, is entered into between KN TransColorado, Inc. (KN) and Questar
TransColorado, Inc. (Questar). This Agreement reflects the withdrawal of El Paso TransColorado Company from the TransColorado Partnership in the Agreement Concerning Withdrawal from Partnership and Release and Indemnification dated June 30, 1997.

1. Parties. The following are Parties to this Agreement and each shall have a one-half interest in the Partnership.

     1.1 KN TransColorado, Inc., a Colorado corporation with its principal place of business located at P.O. Box 281304, 370 Van Gordon Street, Lakewood, Colorado 80228-8340.

     1.2 Questar TransColorado, Inc., a Utah corporation with its principal place of business located at P.O. Box 45433, 180 East 100 South, Salt Lake City, Utah 84145-0433.

2. Definitions. The terms defined in this section shall have the meanings set out below for purposes of the Agreement.

     2.1 Affiliate. An Affiliate is any Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with another Person.

     2.2 Capital Account. A Capital Account consists of the Capital Contributions and profits credited to the account of a Partner, less the distributions and losses debited to the account, in accordance with section 6. The Capital Accounts are maintained for purposes of reflecting the economic arrangement among the Partners and making allocations. The Capital Accounts of the Partners shall not be, nor have the same meaning as, the "Capital Account" of the Partnership under Section 12 of the Natural Gas Act.

     2.3 Capital Contribution. A Capital Contribution consists of the capital contributed to the Partnership by a Partner.

     2.4  Construction-Engineering Agreement.  The
     Construction-Engineering Agreement was entered into between the Partnership and the Construction Project Manager on January 1, 1991, and amended February 28, 1995, to manage the design and construction of the Project.

     2.5  Construction Project Manager.  The Construction Project
     Manager is Questar Pipeline Company (Questar Pipeline) and it has been designated by the Management Committee to perform the duties described in section 5.

     2.6 Default. A Default is a failure by a Partner to make one or more Capital Contributions required under section 6 on the date specified for payment by the Management Committee under section 6.5.2(iii).

     2.7 Defaulting Partner. A Defaulting Partner is a Partner who is in Default.

     2.8 Expansion. An Expansion is any pipeline, including appurtenances such as compression facilities, which increases the capacity of the Project that is owned by the Partnership.

     2.9  FERC.  The FERC refers to the Federal Energy Regulatory
     Commission or any federal commission, agency or other governmental body succeeding to the powers of the Federal Energy Regulatory Commission.

     2.10 June 27, Agreement. The KN TransColorado, Inc. and Questar TransColorado, Inc., Agreement of June 27, 1997, attached as
     Exhibit A to this Agreement.

     2.11 June 30, Agreement. The Agreement concerning Withdrawal From Partnership and Release and Indemnification of June 30, 1997, between KN TransColorado, Inc., Questar TransColorado, Inc. and El Paso TransColorado Company, attached as Exhibit B to this Agreement.

     2.12 Management Committee. The Management Committee is the committee provided for in section 4.

     2.13 Operating Agreements. The Operating Agreements are the agreements that will be entered into between the Partnership, Affiliates of the partners or other third parties to operate the Project.

     2.14 Operators. The Operators are the companies designated by the Management Committee in accordance with section 5.

     2.15 Out-of-Pocket Costs. Out-of-Pocket Costs are costs paid by a Partner or its Affiliate to any third party for the benefit of the Project, but do not include Affiliate employee expenses for travel, lodging and incidental items.

     2.16 Partner. A partner is a company listed in section 1 or any Person who acquires a Partnership interest in accordance with the terms of this Agreement.

     2.17 Partnership. The Partnership is the entity created by this Agreement.

     2.18 Partner's Percentage. A Partner's Percentage is the percentage that is determined by dividing a Partner's Capital Account by the sum total of all Partners' Capital Accounts. Initially, each Partner's Percentage shall be one-half.

     2.19 Person. A Person is an individual, corporation, voluntary association, joint stock company, business trust, partnership, proprietorship or other legal entity, however constituted.

     2.20 Phase I. The southern-most 22.5 mile, 24-inch diameter segment of the Project and a 2 1/2 mile, 16-inch diameter residue lateral connecting the Coyote Gas Treating Ltd. Liability Company plant with the TransColorado main line segment and related facilities.

     2.21 Phase II.  The extension of Phase I of the Project from
     Coyote Gulch North to an interconnection with Questar Pipeline.

     2.22 Project. The Project is the TransColorado Gas Transmission System, an interstate natural gas transportation pipeline and related facilities to be designed, constructed and operated by the Partnership and extending from a proposed interconnection with the facilities of Questar Pipeline located in northwestern Colorado to proposed interconnections with other interstate or intrastate pipelines located in Colorado and New Mexico.

     2.23 Project Agreement. The Project Agreement is the agreement between Rocky Mountain Natural Gas Company, Western Gas Supply Company, and Questar Pipeline dated March 19, 1990, that preceded this Agreement.

     2.24 Secondary Facilities. Secondary Facilities are pipelines and attendant facilities that are connected to the Project.

     2.25 Shipper. A Shipper is any Person who has signed a letter of intent, a precedent agreement or a similar agreement to obtain transportation service on the Project.

     3.   Formation, Term and Purpose.  The Parties form the
     Partnership described below for the indicated purposes.

     3.1 Formation. By this Agreement the Parties create a general partnership under the Uniform Partnership Law as in force pursuant to C.R.S. Sections 7-60-101 et seq.

     3.2 Name. The name of the Partnership is the TransColorado Gas Transmission Company.

     3.3 Partnership Office. The principal office of the Partnership shall be at the offices of KN TransColorado, Inc. or such other place as the Management Committee may determine. The Management Committee may also determine the location for other offices of the Partnership.

     3.4 Purpose. The Partnership shall design, construct, own and operate the Project.

     3.5 Term. The initial term of the Agreement shall commence on its execution and shall terminate 25 years after the in-service date of Phase II.

     3.6 Regulatory Approvals. The Partners have and will continue to cooperate in seeking authority to construct and operate the Project under the FERC's optional certificate procedures or any successor or alternate authority that is determined to be appropriate by the Management Committee. The Partners will cooperate in seeking any additional authorizations, rulings, permits and approvals from other governmental authorities having jurisdiction that may be required to construct or to own and operate the Project.

     3.7 Secondary Facilities. The right of the Partners or the Partnership to acquire, construct, own or operate Secondary
     Facilities interconnecting with the Project shall be governed by this section.

          3.7.1 Any Partner or its Affiliate shall have the right to purchase, construct or acquire and may own any secondary facility, which will not be considered to be part of the Project and will not be credited to the Capital Account of the Partner.

          3.7.2 If any Partner or its Affiliate would like the Partnership to purchase, construct, acquire or own any secondary facility, the Partner may submit a written request to the Partnership. The Partner shall notify each member of the Management Committee of the proposed location of the line, facility or extension, its estimated cost, appropriate engineering data, flow diagrams and maps and the proposed completion date. If any FERC application is required, any additional information needed for the filing should also be identified.

          3.7.3  Within 30 days after the information described in
          section 3.7.2 has been provided to the Management Committee, it shall either unanimously approve the proposal or advise the Partner requesting approval that it does not approve the proposal. If the proposal is approved, the Partners agree to have applications prepared for any necessary regulatory authorizations or other approvals and to contribute to the Partnership the appropriate portion of the cost of the proposed line, facility or extension.

     3.8 Expansion of the Project. The rights and obligations of the Partners to expand the Project shall be governed by the provisions of this section.

          3.8.1 Any Partner that requests the Partnership to construct an Expansion shall notify the Management Committee of the amount of additional transportation requested, the proposed potential Shippers who would use the additional capacity, the likely receipt and delivery points for the additional gas, the intended completion date for the Expansion and such other information as is requested by the Management Committee.

          3.8.2 As soon as possible after receiving the proposal, the Management Committee shall cause the preparation of cost estimates of the Expansion and shall send them to the Partners together with appropriate engineering data, flow diagrams and maps describing the Expansion and such other information as is reasonably necessary to evaluate the proposal.

          3.8.3 Within 60 days after the information described in
          section 3.8.2 has been sent to each Partner, the Management Committee shall either unanimously approve the Expansion proposed as set forth or as modified by the Management Committee or inform the Partner making the proposal that it will not accept the proposal. If the Management Committee accepts the proposal, it shall direct that any necessary applications for Regulatory approvals be prepared and shall direct the Partners to contribute to the Partnership the appropriate portion of the cost of the Expansion or shall arrange for such other financing as the Management Committee unanimously approves.

4. Management Committee. The business of the Partnership shall be managed by the Management Committee, which shall have exclusive authority and full discretion to manage the affairs of the Partnership. Unless otherwise expressly provided for in this Agreement, no Partner shall have the authority to act for or to assume any obligation or responsibility on behalf of the Partnership without the prior approval of the Management Committee. The Management Committee shall not have authority to take any action inconsistent with the terms of this Agreement, as it may be amended from time to time.

     4.1 Management Committee Members. Each of the Partners shall appoint in writing one member of the Management Committee and up to two alternates, either of whom may serve in the absence of the member. Any action that a member may perform under this Agreement may be performed, in that member's absence, by the alternate, and the member may delegate to the alternate as many of that member's powers and duties as that member determines to be appropriate. The member and alternates shall be officers of the Partner that appointed them or of an Affiliate of the Partner. Members and alternates shall serve until replaced by the Partner that appointed them.

     4.2 Powers of the Management Committee. Without limiting the general powers of the Management Committee described in this section, the Management Committee is specifically empowered to do the following:

          4.2.1 Designate a Construction Project Manager for the
          Project to serve for the time and perform the duties specified in the Construction-Engineering Agreement.

          4.2.2 Appoint such agents as are necessary to assist the Construction Project Manager or the Operators. Appoint such technical and other committees and individuals as necessary and direct them to undertake all activities needed for the planning, construction, and operation of the Project.

          4.2.3 Determine what FERC or other regulatory approvals or certificates are required to construct and operate the Project and direct the preparation and filing of any needed applications.

          4.2.4 Except as otherwise provided in this Agreement or as delegated in the Construction-Engineering Agreement or the Operating Agreements, authorize all agreements needed for the Project, including but not limited to agreements with consultants and third parties to undertake activities or studies for the benefit of the Project, financing arrangements, and commitments for transportation services for Shippers.

          4.2.5 Determine all policy or other matters for the Project.

          4.2.6 Adopt Partnership rules and amendments concerning the conduct of the affairs of the Partnership and the Management Committee, including procedures for determining the rates to be charged when the applicable FERC tariff allows discretion in setting rates. Adopt rules for such other matters as the Management Committee determines to be appropriate that are not inconsistent with this Agreement.

          4.2.7 Have prepared and adopt, amend or reject capital and operating budgets.

          4.2.8 Initiate litigation or arbitration, approve termination of litigation, arbitration or settlement of disputes involving claims against the Partnership; approve all attorneys or agents representing the Partnership in such matters.

          4.2.9 Adopt an insurance and indemnity program covering the interest and obligations of the Partnership, and, as appropriate, the Partners.

          4.2.10 Approve all tax policy matters regarding the Partnership, including, but not limited to, elections relating to federal income taxes required to be made by the Partnership under Internal Revenue Code Section 703(b), state income tax, preparation and filing of Partnership returns, the handling of and participation in tax audits conducted by any government entity, and designation of a tax matters Partner.

          4.2.11 Appoint audit committees for the Partnership with such powers and duties as are specified by the Management
          Committee. The audit committees shall report to the Management Committee.

          4.2.12 Have developed accounting and payment procedures mutually acceptable to the Management Committee and the Operators.

     4.3 Management Committee Meetings. Meetings of the Management Committee may be held in person, by telephone conference call or by video conference call. In lieu of a meeting, the members may act upon written consent, by majority vote if there are three or more Partners, except for those items specifically set forth in this Agreement requiring unanimity. Each Partner shall have one vote equal to its Partner's Percentage at the time of the meeting on behalf of the member. Minutes of each meeting shall be kept and shall be approved by each member or alternate acting at the meeting. Action by unanimous consent shall be placed in writing and signed by the members. A quorum shall consist of the members or their alternates representing all nondefaulting Partners.

     4.4 Effect of Management Committee Decisions. Any action taken by the Partnership at the direction of the Management Committee shall be binding on the Partnership and on each Partner, whether approved by the regular members of the Management Committee or their alternates.

     4.5 Voting Requirements. If the Partnership has two Partners, then all matters are to be decided by a unanimous vote of the Partners. If the Partnership has three or more Partners, then matters shall be decided by a vote of the members representing not less than a majority of the Partners' percentages in the Partnership. The following matters, however, shall require the unanimous approval of all Partners.

          4.5.1 The means of financing the Project.


          4.5.2 The form and content of any tariff to be used by the Project.

          4.5.3 Any agreement to purchase, construct, acquire or own any Secondary Facilities or Expansions of the Project.

          4.5.4 Except as provided in sections 12.2.1 and 12.2.2, consent to the transfer of a Partner's interest.

          4.5.5 Except as provided in sections 11, 12 and 13, the decision to add a new Partner to the Partnership.

          4.5.6 Except as otherwise provided in this Agreement, the decision to dissolve the Partnership.

          4.5.7 Any amendment of this Agreement.

     4.6 Officials of the Partnership. One of the members of the Management Committee shall serve as chairman. The chairman as of the execution of this Agreement shall be the Management Committee member representing KN with a term ending three years after the in-service date of Phase II. After KN's term expires, the chairmanship shall be open to election every two years by a majority of the Partners with no prohibition upon a chairman being elected to serve consecutive terms. If there are only two Partners, the chairmanship shall rotate between Partners if the Partner who is not Chairman at the end of KN's initial term desires the chairmanship. A chairman may be removed by a unanimous vote if there are two Partners or a majority vote if there are three or more Partners. The chairman shall have the power and responsibility for the general supervision of the business and property of the Partnership in accordance with this Agreement and shall perform other administrative duties commonly incident to this responsibility. The chairman or his alternate shall chair meetings of the Management Committee. The Management Committee shall have the power to appoint officials or agents for the Partnership to perform such duties as the Management Committee may direct.

     4.7 Removal of Officials. Each Partner may remove an official that it previously appointed at any time and shall have the right to fill vacancies occurring in the positions occupied by its appointees. The Management Committee may remove an official previously appointed by the Management Committee at any time and shall fill vacancies occurring in the positions occupied by its appointees.

     4.8. Indemnification. The Partnership shall indemnify and hold harmless the Partners, the members of the Management Committee and those officials and agents appointed in writing by the Management Committee against all actions, claims, demands, costs and liabilities arising out of the acts or failures to act of any of the members or officials in good faith within the scope of their authority in the course of the Partnership's business. These Persons shall not be liable for any obligations, liabilities or commitments incurred by or on behalf of the Partnership as a result of any such acts or failure to act.

5.   Construction Project Manager, Operators and Partnership
Assignments.

     5.1 Construction Project Manager. The Partnership has entered into a Construction-Engineering Agreement with the Construction Project Manager, Questar Pipeline, to serve during the preconstruction and construction periods. The Construction Project Manager shall serve until the completion of the Project, or until it resigns or is removed by the unanimous vote of the Management Committee.

     5.2  Operators.  The Partnership may enter into Operating
     Agreements with Affiliates of each of the Partners, third parties or directly employ personnel to operate various discrete functions related to the Project.

     5.3 Partnership Assignments. Attached as Exhibit C to this Agreement is a current designation of duties related to the construction and operation of Phase II of the Project and other duties as related to Phase I of the Project not delegated to El Paso in the operating agreement with El Paso for Phase I.

6.   Capital Accounts and Capital Contributions.

     6.1 Capital Accounts. The Capital Account of a Partner consists of the total Capital Contributions made by the Partner in accordance with sections 6.3 and 6.4, plus all profits of the Partnership and less all distributions and all losses of the Partnership allocated to such account. Capital Contributions shall be made in money or property acceptable to the Management Committee, other than a note or other obligation of a Partner. Profits and losses shall be determined in accordance with the accounting rules and regulations, if any, prescribed by the regulatory body or bodies under the jurisdiction of which the Partnership is then operating, and to the extent of matters not covered by such rules or regulations, generally accepted accounting principles prevailing for companies engaged in a business similar to the Partnership.

     6.2 Allocation of Profits and Losses. At the end of each calendar month, each of the Partners shall share in all net profits and net losses of the Partnership for that month
     (determined in accordance with section 6.1) in proportion to its Partner's Percentage as of the beginning of the month for which profits and losses are being allocated, and the amount allocated to each Partner shall be debited or credited, as the case may be, to the Capital Account of the Partner, as provided in section
     6.1. Except as provided below, all items of income, gain, loss (including depreciation recapture), deduction or credit for federal income tax purposes for each month shall be allocated in accordance with the foregoing allocation of net profits and net losses and are not subject to any special allocation. However, income, gain, loss and deduction for federal income tax purposes that is attributable to any property contributed to the Partnership by a Partner shall be allocated to the Partners in the manner provided under Internal Revenue Code Section 704(c) and any regulations issued under that section.

     6.3  Preconstruction and Construction Capital Contributions.
     Each Partner agrees to contribute to the capital of the Partnership in proportion to its Partner's Percentage, the amount necessary to meet the cash requirements of the Partnership prior to and during the construction of the Project. These requirements include, but are not limited to, the costs of preparing and filing an application for FERC approval, preparing necessary environmental impact studies, obtaining interests in land and performing preliminary marketing activities. The Capital Contributions required by this section 6.3 shall be made in the amount and at the time specified by the Management Committee.

     6.4 Post Construction Capital Contributions. Each Partner agrees to contribute to the capital of the Partnership in proportion to its Partner's Percentage, the amount determined to be necessary by the Management Committee for the operation and maintenance of the Project and the purchase or construction of any Secondary Facilities or Expansions of the Project approved by the Management Committee.

     6.5  Payment of Capital Contributions.

          6.5.1. The Management Committee shall cause the Construction Project Manager, during the construction of Phase II, or the designated Operator thereafter, to prepare and deliver to each Partner budgets, cash flow projections and other financial forecasts with respect to the Partnership as may be reasonably requested by any Partner. The Management Committee shall cause to be issued a written request for payment of each Capital Contribution to be made in accordance with sections 6.3 and 6.4, at such times and in such amounts as the Management Committee directs. All amounts received by the Partnership from a Partner on or before the date specified in section 6.5.2(iii) shall be credited to such Partner's Capital Account as of the specified date and all amounts received from a Partner after the date specified in section 6.5.2(iii) shall be credited to such Partner's Capital Account as of the date of its receipt.

          6.5.2 Each written request for payment issued pursuant to
          section 6.5.1 shall state: (i) the amount of the Capital Contribution requested from each Partner; (ii) the purposes for which the Capital Contributions are to be applied, in such reasonable detail as the Management Committee shall direct; and (iii) the date on which the payments shall be made and the method of payment.

          6.5.3 Each Partner will make payment of its Capital Contributions in accordance with the requests issued under section 6.5.1. If a Capital Contribution is made 10 or more days after the date specified for payment by the Management Committee under section 6.5.2(iii), interest on the delinquent amount shall accrue daily from the date payment should have been made until the date payment is received by the Partnership. Interest shall be calculated on a daily basis using 365 days for a year at 2% plus the base rate on corporate loans at large U. S. money center commercial banks (prime rate) as quoted in The Wall Street Journal under "Money Rates" for each relevant day. A Partner's payment of interest shall not be used to increase its Capital Account. Any interest paid by the Defaulting Partner shall be allocated as income to the Capital Accounts of the nondefaulting Partner(s) and distributed immediately. In addition, if a payment is 10 or more days late, and there has been a reduction in the allocations made under section
          6.2 to the Defaulting Partner, that Partner must make any necessary payments to bring its Capital Account into balance with that of the nondefaulting Partner(s), including additional Capital Contributions to its own Capital Account, or in the case of a disproportionate allocation of loss, contributions to increase the Capital Account of the nondefaulting Partner(s), whichever is appropriate. If a payment is less than 10 days late and there has been a reduction in the allocations made to the Defaulting Partner under section 6.2, such reduction shall be reversed through an accounting adjustment to the defaulting Partner's Capital Account.

     6.6  Unsolicited Contributions.  No Partner shall make any
     Capital Contributions to the Partnership except as requested by the Management Committee pursuant to section 6.5.

7. Distributions of Excess Cash. The Management Committee will determine the cash requirements of the Partnership at least semiannually. Distributions of any amount in excess of the cash requirements shall be made only to all Partners simultaneously in proportion to their respective Partner's Percentage at the time of distribution, in such total amounts and at such times as directed by the Management Committee. However, if section 11.1(c) applies, distribution of excess cash shall be made to each nondefaulting Partner in the proportion that its Partner's Percentage bears to the Partner's Percentage of the nondefaulting Partner(s).

8.   Records, Accounting and Taxation.

     8.1 Fiscal Year. The fiscal year of the Partnership shall begin on January 1 and end on the following December 31.

     8.2 Location of Records. The books of account and other records for the Partnership shall be kept and maintained at the principal office of the Partnership or at such other location as the Management Committee directs. Any Partner wishing to make copies of any such records of the Partnership may do so at the expense of the Partner.

     8.3 Books of Account. The books of account for the Partnership shall be maintained on an accrual basis in accordance with the accounting rules and regulations, if any, prescribed by the regulatory body under the jurisdiction of which the Partnership is operating, and, to the extent of matters not covered by such rules or regulations, generally accepted accounting principles prevailing for companies engaged in a business similar to that of the Partnership. The books of account shall be audited by certified public accountants selected by the Management Committee following the end of each fiscal year at the expense of the Partnership and, if reasonably required by any Partner, at the end of the Partner's fiscal year at the expense of the Partner.

     8.4 Annual Financial Statements and Tax Returns. Within 60 days following the end of the fiscal year, the Construction Project Manager, during construction of Phase II or the designated Operator thereafter, shall prepare and deliver to each Partner (with footnote disclosure) an income statement, a statement of cash flows for the fiscal year, a statement of financial position and a statement of changes in each Partner's Capital Account as of the end of the fiscal year, together with an auditor's opinion by the certified public accountants. Within 120 days following the end of the fiscal year, the tax matters Partner shall cause to be prepared the federal, state and local income tax returns and other accounting and tax information and schedules as shall be necessary for the preparation by each Partner of its income tax returns for the fiscal year. The tax matters Partner shall also cause to be prepared and timely filed the federal and any state and local income tax returns of the Partnership.

     8.5 Interim Financial Statements. As soon as practicable after the end of each calendar month in each fiscal year, the Construction Project Manager, during construction of Phase II or the designated Operator thereafter, shall prepare and deliver to each Partner, together with an appropriate certificate of the Person preparing the document, an income statement, a statement of cash flows, a statement of financial position, a tax schedule and a statement of changes in each Partner's Capital Account for the month (including sufficient information to permit the Partners to calculate their tax accruals), and other information as may be requested by the Management Committee for the portion of the fiscal year then ended and for the 12 month period then ended.

     8.6. Taxation of Partnership. The Partners intend that the Partnership shall be treated as a Partnership for federal, state and local income tax purposes. The Partners will take all action, including amending this Agreement and executing other documents, needed to qualify for and receive this tax treatment.

     8.7 Government Reports. The Management Committee will direct the appropriate entity to prepare and file all reports prescribed by the FERC and any other regulatory or governmental agency having jurisdiction.

     8.8 Inspection of Facilities and Audit by Partners. Each Partner shall have the right at reasonable times during regular business hours to inspect the facilities of the Partnership and to audit and make copies of the books of account and other records of the Partnership, including Partnership minutes, resolutions and contracts. This right may be exercised through any agent or employee of the Partner designated in writing by it or by an independent public accountant or attorney so designated. Each Partner shall bear all expenses incurred in any inspection or audit made at the Partner's request.

     8.9 Deposit and Withdrawal of Funds. Funds of the Partnership shall be deposited in the financial institutions designated by the Management Committee. All individuals authorized as signatories for the Partnership shall be designated by the Management Committee. All withdrawals of funds shall be made only by checks, wire transfer, debit memorandum or other written instrument.

     8.10 Record Retention. All records that are required by this Agreement or other agreements of the Partnership shall be retained by the Partnership for the longer of the period of time required by the FERC or any other federal or state agency having jurisdiction or by state law or, the period during which any state or federal tax audit may occur, or as determined by the Management Committee, but in no event for less than three years.

     8.11 Section 754 Election. At the direction of the Management Committee, the tax matters Partner shall file an election with the Internal Revenue Service under Section 754 of the Internal Revenue Code in the manner prescribed in regulations issued under
     Section 754. The election shall provide that the basis of Partnership property shall be adjusted in the case of a distribution of property, in the manner provided in Code Section 734, and, in the case of a transfer of a Partnership interest, in the manner provided in Code Section 743.

     8.12 Tax Matters Partner. The Management Committee shall designate a tax matters Partner within the meaning of Internal Revenue Code Section 6231(a)(7) in the manner required by regulations issued under that Section.

9. Reimbursement of Costs. Certain costs incurred by the Partners or their Affiliates shall be reimbursed by the Partnership as provided in this section.

     9.1 Out-of-Pocket Costs. Out-of-Pocket Costs have been or will be incurred by the Partners or their Affiliates. After the execution of this Agreement, but not more often than monthly, the Partners shall present a detailed accounting of these costs to the Partnership for reimbursement. If approved by the Management Committee, the Partnership shall reimburse the appropriate Partner or Affiliate for Out-of-Pocket Costs.

     9.2 In-house Costs. One or more of the Partners or their Affiliates may have accrued or may accrue in-house costs, as specified in Exhibit D to this Agreement, to help with the formation of the Partnership and the design or construction of the Project. Each Partner that has accumulated in-house costs shall present a detailed accounting of them to the Partnership for payment as of each April 1 and October 1. If approved by the Management Committee, the Partnership shall reimburse the appropriate Partner or Affiliate for the amount of its accrued in-house costs.

10. Miscellaneous Agreements between KN and Questar. The Partners agree upon the following contractual arrangements for ownership of Phase I and Phase II of the Project, as are set forth in the June 27 Agreement and the June 30 Agreement. These agreements are incorporated into this Agreement. To the extent that there are conflicting provisions in the June 27 Agreement, the June 30 Agreement and this Agreement, this Agreement shall control.

     10.1 Purchase of El Paso's Phase II Interest. Notwithstanding anything to the contrary in this Agreement, the June 27 Agreement or the June 30 Agreement, on the in-service date of Phase II of the Project, KN and Questar shall each pay El Paso 50% of the balance of El Paso's then-remaining net book value of Phase II that is currently estimated to be approximately $2,026,000.

     10.2 Purchase by Questar of El Paso's Phase I Interest in TransColorado. Notwithstanding anything to the contrary in this Agreement, the June 27 Agreement or the June 30 Agreement, or any contrary provisions of the TransColorado Project-Phase I Construction, Ownership and Operation Agreement dated April 18, 1996, (April 18, 1996, Agreement), on the in-service date of Phase II of the Project, Questar will pay to El Paso 100% of El Paso's then net book value of Phase I and will assume 100% of El Paso's financial obligations in connection with Phase I, currently estimated to total approximately $8,000,000, El Paso and El Paso Energy Corporation have agreed to continue to be responsible for performing their obligations under the Revolving Credit Agreement between TransColorado Gas Transmission Company and Credit Lyonnais dated July 19, 1996, until the obligations are assumed by Questar on the in-service date of Phase II. KN shall be allocated all net profits from Phase I, paid by cash disbursements, until the in-service date of Phase II. Upon the in-service date of Phase II, the assets and operations of Phase I will be consolidated with those of Phase II. Thereafter, net profits from Phase I shall be combined with those from Phase II and allocated in the same manner as is set forth in section 6.2.

     10.3 Election to sell. Notwithstanding anything to the contrary in this Agreement, the June 27 Agreement or the June 30 Agreement, Questar, beginning 24 months after the in-service date of Phase II of the Project, will have a 12-month period (Purchase Period) in which it may, on its own election, sell to KN its Partnership interest in the Project at an amount equal to Questar's Partnership interest percentage, at that time, of TransColorado's book equity, including net working capital (Questar's Equity). KN may negotiate with any other Partner to allow it to acquire a portion of Questar's Partnership interest. If no other Partner negotiates successfully with KN to purchase a portion of Questar's Partnership interest, then KN will be obligated to purchase all of Questar's Partnership interest. Further, if Questar elects to sell its interest in the TransColorado Partnership to KN and any additional Partners during the Purchase Period, KN and any other Partner who negotiates successfully to purchase Questar's interest in the Project will either assume or refinance all TransColorado Partnership debt within the 90-day time frame established to purchase Questar's Equity as is set forth in subsection 10.4 of this Agreement and will be solely liable and obligated for any TransColorado Partnership debt assumed or refinanced.

     10.4 Notice and Payment. Notwithstanding anything to the contrary in this Agreement, the June 27 Agreement or the June 30 Agreement, Questar may give written notice to the other Partners to this Agreement beginning 90 days prior to the Purchase Period up until the final day of the Purchase Period of Questar's election to sell its interest in TransColorado to KN and any other Partner who has negotiated successfully to purchase a portion of Questar's Partnership interest with KN. Upon receiving written notice from Questar that it elects to sell its Partnership interest in TransColorado, KN and any other Partner who has negotiated successfully with KN to acquire a portion of Questar's Partnership interest (Purchasing Partners), shall purchase Questar's Partnership interest in TransColorado and pay to Questar, within 90 days by wire transfer to a bank account designated by Questar, the value of Questar's Equity in the Project.

     10.5 Permanent Release of Capacity by Questar. If Questar elects to exercise its option to sell its Partnership interest to KN and/or the Purchasing Partners pursuant to this Agreement, Questar or any affiliate, subsidiary or parent holding firm transportation capacity (Questar Capacity Holder) on the Project that was acquired to fulfill the terms and conditions of the November 13, 1997, agreement between TransColorado Gas Transmission Company and Enron Pipeline Company, attached as Exhibit E to this Agreement, the Questar Capacity Holder may then reduce that firm transportation contract demand on TransColorado by an amount equal to the firm transportation capacity held by it that is not at that time under capacity release contract to other shippers without any further liability to TransColorado for any reservation charges, reservation surcharges, or any other charges associated with the capacity returned to TransColorado. Thereafter as each capacity release contract is terminated, the Questar Capacity Holder may further reduce its firm transportation contract demand by the amount of the expiring capacity release contracts without any further liability to TransColorado for any reservation charges, reservation surcharges, or any other charges associated with the capacity returned to TransColorado.

     10.6 Indemnification upon election. Notwithstanding anything to the contrary in this Agreement, the June 27 Agreement or the June 30 Agreement, if during the Purchase Period Questar elects to sell its Partnership interest in the Project to the Purchasing Partners, then the Purchasing Partners will defend, indemnify and hold Questar, Questar Pipeline and their respective officers, directors, employees, agents, parent companies, Affiliates and subsidiaries, harmless against all claims, damages (including consequential damages), judgments, causes of action, legal liability, attorneys' fees, accountants' fees and court costs and all costs of debt, including, but not limited to, interest and principal arising out of, in connection with, or in any way related to the Project, whether fixed, occurring or coming due, before or after Questar's notice to Purchasing Partners to sell its Partnership interest to Purchasing Partners during the Purchase Period, except for those claims, damages, judgments, causes of action, legal liability, attorneys' fees, accountants' fees, court costs and costs of debt, that are due to the gross negligence, recklessness or intentional misconduct of Questar, Questar Pipeline and their respective officers, directors, employees, agents, parent companies, Affiliates and subsidiaries. Further, this indemnification survives this Agreement and shall exist until the end of the applicable statute of limitations period.

     10.7 Indemnification for Past Acts of KN and Questar. KN and Questar agree to indemnify each other for past acts as follows:

          10.7.1 Notwithstanding anything to the contrary in this Agreement, the June 27 Agreement or the June 30 Agreement, KN will defend, indemnify and hold TransColorado, Questar and Questar Pipeline and their respective officers, directors, employees, agents, parent companies, Affiliates and subsidiaries, harmless against all claims, damages (including consequential damages), judgments, causes of action, legal liability, attorneys' fees, accountants' fees and court costs to any Person arising out of or in connection with any work performed by KN and its contractors, agents or Affiliates, prior to the date of this Agreement, and for any obligations incurred by KN and its contractors, agents and Affiliates, prior to the date of this Agreement, on the Project that have not been authorized by the Management Committee and have not been specifically ratified or assumed by Questar. Further, this indemnification survives this Agreement and shall exist until the end of the applicable statute of limitations period.

          10.7.2 Notwithstanding anything to the contrary in this Agreement, the June 27 Agreement or the June 30 Agreement, Questar will defend, indemnify and hold TransColorado and KN and their respective officers, directors, employees, agents, parent companies, Affiliates and subsidiaries, harmless against all claims, damages (including consequential damages), judgments, causes of action, legal liability, attorneys' fees, accountants' fees and court costs to any Person arising out of or in connection with any work performed by Questar and its contractors, agents or Affiliates, prior to the date of this Agreement, and for any obligations incurred by Questar and its contractors, agents and Affiliates, prior to the date of this Agreement, on the Project that have not been authorized by the Management Committee and have not been specifically ratified or assumed by KN. Further, this indemnification survives this Agreement and shall exist until the end of the applicable statute of limitations period.

11.  Default.

     11.1 Consequences of Default. For as long as a Partner is in Default, (a) the representative of the Defaulting Partner on the Management Committee shall not have any vote as a member of the Management Committee and action by the Management Committee shall require the unanimous vote of the remaining member(s) during the period of Default; (b) the Defaulting Partner shall continue to be liable to make Capital Contributions to the Partnership in accordance with section 6; and (c) no distributions shall be made to the Defaulting Partner, except as provided in section 14.3.2. A Defaulting Partner shall be liable to the Partnership and the other Partner(s) for all losses, damages and expenses sustained or incurred by the Partnership or the Partner(s) as a result of the Default.

     11.2 Action by Management Committee. In the event of Default, the member(s) of the Management Committee representing the nondefaulting Partner(s) shall promptly vote on a course of action to be taken, which may include requiring (all of) the nondefaulting Partner(s) to make Capital Contributions or lend funds to the Partnership proportionate to each then-existing Partner' Percentage in a total amount equal to the amount of the Default.

     11.3 Sale of Defaulting Partner's Interest. If any Default continues for more than 60 consecutive days, the nondefaulting Partner(s) shall have the right to purchase equal percentages of the Defaulting Partner's Partnership interest. If the nondefaulting Partner(s) elect(s) not to purchase equal percentages of such Partnership interest, upon unanimous approval of the nondefaulting Partner(s), they may purchase unequal percentages of the Defaulting Partner's Partnership interest, including a purchase of the entire Partnership interest by a single Partner, or they may sell all or part of the Partnership interest to a third party. If the nondefaulting Partner(s) cannot reach unanimous agreement on the sale of the Defaulting Partner's Partnership interest in unequal percentages to the nondefaulting Partner(s) or to a third party, the Partnership shall be dissolved. Any sale or assignment of the Defaulting Partner's Partnership interest may be made without the consent or other agreement of the Defaulting Partner.

     11.4 Price for Nondefaulting Partners. The price payable by the nondefaulting Partner(s) for the Defaulting Partner's Partnership interest shall be the lesser of: (a) the fair market value of the Partnership interest, as determined by an independent third-party valuation, or (b) the amount reflected in the Defaulting Partner's Capital Account at the time of the sale. The proceeds from a sale to one or more of the nondefaulting Partner(s) shall be paid to the Partnership and applied first in an amount equal to any losses, damages or expenses, including attorneys' fees, sustained by the Partnership as a result of the Default. The proceeds shall next be applied to any nondefaulting Partner in an amount equal to the losses, damages or expenses, including attorneys' fees, incurred by such Partner as a result of the Default. Any remaining proceeds shall be paid to the Defaulting Partner.

     11.5 Price for Third Party. The Management Committee may sell a Defaulting Partner's Partnership interest to a third party at a reasonable price, as determined by an independent third-party valuation. The proceeds from the sale of the Defaulting Partner's Partnership interest shall be paid to the Partnership, which shall act as an escrow agent in disbursing such proceeds. The proceeds shall be disbursed in the following order: (a) to the Partnership to the extent of any losses, damages or expenses, including attorneys' fees, sustained or incurred by the Partnership as a result of the Default; (b) to any nondefaulting Partner to the extent of any losses, damages or expenses, including attorneys' fees, sustained or incurred by the Partner as a result of the Default; (c) to the Partnership up to the amount of the arrears in the Defaulting Partner's Capital Account; and (d) to the Defaulting Partner up to the balance in that Partner's Capital Account to liquidate its interest in the Partnership. Any proceeds used to satisfy the arrears in the Defaulting Partner's Capital Account shall be treated as a Capital Contribution by the new Partner and credited to its Capital Account. If any proceeds remain after making the payments described in (a) through (d), the excess proceeds shall be distributed to each nondefaulting Partner, excluding the new Partner, in the proportion that its Partner's Percentage bears to the total of the Partner's Percentage of all the nondefaulting Partner(s).

     11.6 Additional Remedies. Nothing in section 11 shall prevent the Partnership or any Partner from recovering from a Defaulting Partner the amount of any losses, damages or expenses incurred or sustained as a result of such Default and not recovered pursuant to section 11, or from pursuing any other remedies that may be available in law or equity. The nondefaulting Partner(s) may place a lien on the future cash distributions to a Partner who was in Default to recover their losses, damages and expenses.

     11.7 Continuation of Partnership. If a Defaulting Partner's interest in the Partnership is assigned to a third Person or purchased by the nondefaulting Partner(s), the Partnership shall not be dissolved and shall continue to carry out the business of the Partnership. If the nondefaulting Partner(s) purchase(s) the interest of a Defaulting Partner, the obligation to make Capital Contributions pursuant to section 6, the Capital Accounts, the Partners' percentages, and voting rights on the Management Committee shall be appropriately adjusted to reflect the reduction in the number of Partners.

     11.8 Cure of Default. A Defaulting Partner shall have a right to cure one or more Defaults at any time prior to the time its interest in the Partnership is sold as provided in this section
     11. A Defaulting Partner can cure a Default by doing all of the following: (a) paying to the Partnership the amount of the Capital Contributions it failed to make. These Capital Contributions shall be paid in the manner specified by the Management Committee and shall be credited to the Defaulting Partner's Capital Account. If the nondefaulting Partner(s) was
     (were) required to make additional Capital Contributions due to a Default, the Partnership shall make cash distributions to them in the amount of such additional Capital Contributions; (b) making all payments required under section 6.5.3; (c) paying to the Partnership the amount of any losses, damages or expenses, including attorneys' fees, sustained or incurred by the Partnership as a result of the Default, excluding any amounts described in (a) and (b); and (d) paying to any Partner the amount of any losses, damages or expenses, including attorneys' fees, sustained or incurred by the Partner as a result of the Default, excluding any amounts described in (a) and (b).

     11.9 Status of Partner in Default as Partner.  A Defaulting
     Partner that has not been required to transfer its interest shall continue to be a Partner.

12. Sale, Transfer or Pledge of Partnership Interest. Except with the unanimous consent of the Management Committee, or as permitted by section 12.2 of this Agreement, no Partner may (or allow any of its Affiliates to) sell, assign, pledge, hypothecate or otherwise transfer in any manner all or any part of its right, title or interest in the Partnership or in this Agreement.

     12.1 Sale of Partnership Interest. A Partner may sell some or all of its interest in the Partnership to an unaffiliated party only with the unanimous consent of the remaining Partner(s), and subject to the following provisions.

          12.1.1 If a Partner wishes to sell some or all of its interest in the Partnership, it shall notify the other Partner(s) to allow it (them) to purchase the selling Partner's interest. If more than one Partner desires to purchase a selling Partner's interest, then such sale shall be on a pro rata basis based on the Partner's Percentage of the acquiring Partners. If no Partner(s) express(es) interest within 30 days to purchase the selling Partner's interest, the selling Partner shall submit to the Management Committee a notice of intent to sell containing a list of proposed buyers unaffiliated with any Partner(s). The Management Committee must unanimously agree on the acceptability of the buyers before the selling Partner may negotiate on price and terms with those parties that are approved. The selling Partner shall provide such information as the Management Committee reasonably requests about the prospective buyers. If the Management Committee cannot unanimously approve one or more of the proposed buyers, the selling Partner may withdraw from the Partnership, as provided in section 13. The Management Committee shall notify the selling Partner of the acceptable prospective buyers, if any, within 30 days of receiving the notice of intent to sell.

          12.1.2 If the selling Partner is able to reach agreement on the terms and conditions for sale of all or part of its interest to an approved proposed buyer, it must then give the remaining Partner(s) a right of first refusal to purchase the interest on the same terms and conditions. The remaining Partner(s) shall have 30 days from the date each Partner receives the offer to exercise their right of first refusal.

          12.1.3 If the remaining Partner(s) elects not to purchase the selling Partner's interest, the sale to the approved buyer must be on the same terms and conditions as those offered to the remaining Partner(s).

     12.2 Permitted Transfers by a Partner. Provided that a transfer does not result in a termination of the Partnership for federal income tax purposes, nothing in this Agreement shall prevent:

          12.2.1The transfer by any Partner of its entire right, title and interest in the Partnership and in this Agreement to an Affiliate of the Partner if the Affiliate assumes by express agreement with the Partnership, in a way satisfactory to the Management Committee, all of the obligations of the transferor under this Agreement and if the transfer does not relieve the transfer of its obligations under the Agreement without the approval of the Management Committee, which approval shall not be unreasonably withheld. Upon approval, the Affiliate shall be substituted as a Partner.

          12.2.2 An assignment, pledge or other transfer creating a lien or security interest in all or any portion of a Partner's right, title or interest in the profits and surplus of the Partnership or in any indebtedness of the Partnership under any mortgage, indenture or deed of trust created by such Partner; provided that the assignee, pledgee, mortgagee or trustee shall hold the same subject to the terms of this Agreement.

     12.3 Effect of Permitted Transfers or Withdrawals. No assignment, pledge or other transfer or withdrawal pursuant to section 13 shall give rise to a right in the transferring or withdrawing Partner to dissolve the Partnership. An assignment, pledge or other transfer shall not give rise to a right in any transferee to become a Partner in the Partnership unless agreed to by unanimous vote of the Management Committee, except that Affiliates will be substituted as Partners, as provided in section 12.2.1.

     12.4 Effect of Prohibited Transfers. Any transfer of an interest in the Partnership by a Partner in violation of the terms of this Agreement shall not cause a dissolution of the Partnership, but shall result in the forfeiture of the Partner's right to participate in the management of the Partnership. This section does not limit any right the Partnership or the other Partner may have against the Partner making the prohibited transfer.

13. Withdrawal of a Partner. A nondefaulting Partner shall have the right to request withdrawal from the Partnership if agreement on an acceptable course of action cannot be reached at any meeting of the Management Committee. The withdrawing Partner shall give 60 days' notice of its intent to withdraw to the other Partner(s). If any Partner gives notice of withdrawal from the Partnership, the following provisions shall apply.

     13.1 Purchase by Partners. The remaining Partner(s) shall decide whether to purchase the interest of a withdrawing Partner.
     Unless the remaining Partner(s) unanimously agree(s) otherwise, each remaining Partner shall purchase equal percentages of the Partnership interest at the price provided for in section 13.4. If the remaining Partner(s) unanimously agree(s) to purchase unequal percentages of the withdrawing Partner's Partnership interest, the new interest(s) shall be reflected by appropriate adjustments to the Capital Account(s), Partner's Percentage and voting rights on the Management Committee of each remaining Partner(s).

     13.2 Sale to Third Party. If the remaining Partner(s) does (do) not purchase the Partnership interest, by unanimous vote the remaining Partner(s) may permit or direct the withdrawing Partner to assign its Partnership interest to a third Person who will become a Partner in the Partnership. However, the withdrawing Partner shall have no obligation to assign its Partnership interest to a third party for less than the price specified in section 13.4.

     13.3 Need to Agree. If the remaining Partner(s) of the Management Committee does (do) not unanimously agree either to purchase the withdrawing Partner's Partnership interest or to permit its assignment, the Partnership shall be dissolved.

     13.4 Price of Partnership Interest. Unless otherwise agreed, the price to be paid to any withdrawing Partner by the remaining Partner as consideration for the transfer of its interest in the Partnership shall be the amount contained in the withdrawing Partner's Capital Account.

14. Dissolution of the Partnership. Voluntary and involuntary dissolution of the Partnership shall be governed by this section.

     14.1 Voluntary Dissolution.

          14.1.1 After the initial term of the Agreement, any Partner may elect to dissolve the Partnership and terminate this Agreement by giving the other Partner(s) written notice of such election not less than 1 year prior to the date the termination is to take place.

          14.1.2 By unanimous vote of the Management Committee, the Partners may elect to dissolve the Partnership and terminate this Agreement at any time during or after its initial Term.

          14.1.3 Winding up of the Partnership business shall include securing any necessary prior approval of the FERC and, upon such election of the Management Committee and receipt of any necessary FERC approval, the Partnership shall undertake sale or abandonment of all or substantially all of the Partnership's business and assets.

     14.2 Automatic Dissolution. The Partnership shall automatically and without notice be dissolved upon the happening of any of the following events:

          14.2.1 Ninety days have elapsed since the commencement of any proceedings by or against any of the Partners for any relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition or extension, and, if such proceedings have been commenced against any of the Partners, the proceedings have not been dismissed, nullified, stayed or otherwise rendered ineffective (but then only so long as the stay continues in force);

          14.2.2 Ninety days have elapsed since the entry of a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of any of the Partners or of a substantial part of a Partner's property, or for the winding up or liquidation of its affairs, when the decree or order remains in force undischarged and unstayed for a period of 90 days, or any substantial part of the property of any of the Partners shall be sequestered or attached and is not returned to the possession of the Partner or released from the attachment within 90 days;

          14.2.3 Any of the Partners makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due;

          14.2.4 The filing of a certificate of dissolution by any Partner under the laws of the state of its incorporation or the entering of a final order dissolving any Partner by any court of competent jurisdiction;

          14.2.5 The sale or abandonment of all or substantially all of the Partnership's business and assets;

          14.2.6 Any event which makes it unlawful for the business of the Partnership to be carried on or for the Partners to carry on such business in a Partnership; or

          14.2.7 Failure of the Management Committee to agree to permit or require the assignment or purchase of a withdrawing
          Partner's interest in the Partnership as provided in section
          12.3.

     14.3 Winding Up and Liquidation. If the Partnership is dissolved pursuant to the provisions of section 14, the Management Committee shall continue to exercise the powers vested in it by this Agreement and continue to operate the Project in the normal course to the extent appropriate for the purpose of winding up the business of the Partnership and liquidating the assets in an orderly manner. Partnership assets will be treated as follows:

          14.3.1 Unrealized appreciation and depreciation on Partnership assets that are not sold or otherwise disposed of in connection with the winding up and liquidation of the Partnership shall be allocated to the Partners' Capital Accounts as if such assets had been sold for their fair market value on the date the Partnership is liquidated. If on the date of liquidation of the Partnership any Partner has a deficit in its Capital Account after reflecting in its Capital Account (i) the items specified in section 6.1 for the period ending on the date of liquidation of the Partnership, and (ii) the allocations required under the first sentence of this section 14.3.1, that Partner shall be required to contribute sufficient cash to the Partnership to eliminate the deficit.

          14.3.2 The net assets of the Partnership remaining after the payment or provision for payment of all of the liabilities of the Partnership shall be distributed to all of the Partners in accordance with the positive Capital Account balances of the Partners determined after adjustment of the Partners' Capital Accounts in accordance with section 14.3.1.

          14.3.3 No termination or dissolution shall deprive any Partner not in Default of any remedy otherwise available to it.

     14.4 Termination Subject to the Natural Gas Act. The right and power to dissolve the Partnership shall at all times be subject to the obligations and duties of the Partnership as a natural gas company under the Natural Gas Act or any successor or parallel statutes and the jurisdiction of the FERC, and no dissolution under this section 14 shall be accomplished unless all applicable provisions of the act and any conditions or obligations of any certificates issued by the FERC have been complied with or fulfilled.

15.  Limitation of Liabilities and Litigation.

     15.1 Claims against Partners. If a claim or cause of action is prosecuted against a Partner for a third-party liability incurred by the Partnership, the Partner against whom the claim or cause of action was prosecuted shall have the right to reimbursement of a judgment or reasonable settlement of the claim, plus costs and attorney's fees from and to the extent of the assets of the Partnership. The Management Committee may advance costs and expenses of litigation to a Partner. A Partner that has a claim made against it that may result in liability to the Partnership or to any other Partner shall promptly notify the Partnership and the other Partners of the claim and shall provide the Partnership a reasonable opportunity to participate in any litigation.

     5.2 Claims against the Partnership. The Management Committee shall give each Partner timely notice of all claims or litigation against the Partnership. In addition, any Partner that is sued as a Partner in the Partnership shall give every other Partner and the Partnership timely notice of the litigation.

     15.3 Contract Restrictions. Unless approved by the Management Committee, the Partnership or its agents or representatives shall not enter into any contracts, leases, subleases, notes, deeds of trust or other obligations unless the agreements or instruments contain appropriate provisions limiting the claims of all parties to or beneficiaries of the agreements or instruments to the assets of the Partnership and expressly waiving any rights of the parties or beneficiaries to proceed against the Partners individually.

16. Representations and Warranties of the Partners. Each Partner represents, warrants and agrees that:

     16.1 It is a corporation duly incorporated and validly existing, that it is in good standing under the laws of its jurisdiction of incorporation and that it is or will be authorized to do business in Colorado and other states, as necessary.

     16.2 It will not voluntarily cause a dissolution or termination of the Partnership by failure to maintain its corporate existence;

     16.3 The execution, delivery and performance of this Agreement have been duly authorized by each Partner's board of directors, and this Agreement, when executed, will be valid and binding on it; and

     16.4 The execution of this Agreement does not contravene any provision of, or constitute a Default under, any relevant indenture, mortgage or other agreement binding on the Partner or any valid order of any court, commission or governmental agency to which the Partner is subject.

17.  Miscellaneous Provisions.

     17.1 Notices. Any written notices or other communication may be mailed by certified or registered mail, return receipt requested, postage prepaid, or sent by overnight delivery service, fax or other electronic means to each of the Partners at the addresses below or at any other address designated by the Partner by written notice, and to the Partnership at its principal office specified in section 3.3 or at any other address designated by written notice to each of the Partners. Notice shall be deemed given three days following mailing or upon receipt if sent by any other means.


     KN TransColorado, Inc.    Questar TransColorado, Inc.
     P.O. Box 281304           P.O. Box 45433
     370 Van Gordon Street     180 East 100 South
     Lakewood, CO 80228-8340   Salt Lake City, UT 84145-0433
     Attn: Vice President      Attn: Vice President and General
                               Manager
     Telephone: (303) 989-1740 Telephone: (801) 324-2551
     Fax: (303) 989-0368       Fax: (801) 324-2678


     17.2 Subject to Applicable Law. This Agreement and the obligations of the Partners hereunder are subject to all applicable laws, rules, court decisions, orders and regulations of governmental authorities having jurisdiction and in the event of conflict, said laws, rules, court decisions, orders and regulations of governmental authorities having jurisdiction shall control.

     17.3 Further Assurances. Each of the Partners agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be necessary more fully to effectuate this Agreement and the Partnership created hereby and to carry on the business of the Partnership in accordance with this Agreement.

     17.4 Amendment. This Agreement may be amended, supplemented or restated only in writing and with a written consent of each of the Partners. Except as provided in section 12.2, if any Partner is added to the Partnership for any reason, this Agreement will be amended to add the Partner as a Party.

     17.5 Choice of Law. This Agreement and the Partnership shall be governed by and interpreted in accordance with the laws of Colorado.

     17.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.


     17.7 Waiver. A waiver by any Partner of any provision, condition or requirement shall not be deemed to be a waiver or release of any other Partner from performance of any other provision, condition or requirement in this Agreement or release of any future performance of the same provision, condition or requirement.

     17.8 Attorneys' Fees. Should there be any litigation between the Partners concerning any provision of or the rights and duties under this Agreement, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted in such proceeding, to a reasonable sum from the nonprevailing Partners (but not from the Partnership) for their attorneys' fees in the litigation.

     17.9 Entire Agreement and Termination of Prior Agreements. This Agreement, amended and restated July 1, 1997, constitutes the agreement between the Partners concerning its subject matter and supersedes any prior understanding or written or oral agreements concerning the subject matter, with the exception of the June 30 Agreement. This Agreement incorporates within all provisions of the June 27 Agreement. The Project Agreement dated March 19, 1990, and the letters of intent dated August 18, 1989, and February 9, 1990, among the Partners were terminated as of the effective date of the amended and restated September 25, 1995, Partnership Agreement.

     17.10 Severability. Any provision of this Agreement prohibited by applicable law shall be invalid to the extent of such prohibition unless it is determined by unanimous consent of the Management Committee the such prohibition invalidates the purposes or intent of this Agreement.

     This Agreement is effective on the day first set forth above and is entered into as of the date set forth below by the authorized representatives whose signatures are shown below.

                         KN Transcolorado, Inc.


                         By: ______________________________________
                               H. Rickey Wells, Vice President

                        Questar TransColorado, Inc.


                         By: ______________________________________
                               D. N. Rose, President and
                               Chief Executive Officer

Date: _____________ 1997



                      Partnership Agreement

                             between

                     KN TransColorado, Inc.,

                               and

                   Questar TransColorado, Inc.



                    As Amended and Restated


                          JULY 1, 1997


                           EXHIBIT B

                PARTNERSHIP ASSIGNMENT AND DUTIES


Questar:
Construction Project Manager.
Regulatory Affairs
Accounting
Tax Matters

KN:
Finance
Marketing